NON-QUALIFIED STOCK OPTION AGREEMENT

Under
The China Infrastructure Construction Corporation 2010 Stock Incentive Plan

AGREEMENT (“Agreement”), dated February 12, 2010 by and between China Infrastructure Construction Corporation, a Colorado corporation (the “Company”), and Mr. Rong Yang (the “Participant”).

Preliminary Statement

The Board of Directors of the Company (the “Board”) has appointed a committee (the “Committee”) to administer the China Infrastructure Construction Corporation 2010 Stock Incentive Plan (the “Plan”), has authorized this grant of a non-qualified stock option (the “Option”) on February 12, 2010 (the “Grant Date”) to purchase the number of shares of the Company’s common stock, no par value (the “Common Stock”) set forth below to the Participant, as a Eligible Employee of the Company or an Affiliate (collectively, the Company and all Subsidiaries and Parents of the Company shall be referred to as the “Employer”).

Unless otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. For the convenience of the Participant, capitalized terms used but not defined herein and defined in the Plan have been set forth hereto in Schedule A. A copy of the Plan has been delivered to the Participant. By signing and returning this Agreement, the Participant (i) acknowledges having received and read a copy of the Plan and this Agreement, (ii) agrees to comply with the Plan, this Agreement and all applicable laws and regulations, (iii) acknowledges that the Company has not provided any tax advice to the Participant regarding the grant or future exercise of the Option or the subsequent sale or transfer of shares of Common Stock issuable hereunder, and (iv) understands that the Participant should consult with the Participant’s personal financial, accounting and tax advisors regarding the same to the extent the Participant deems necessary.

Accordingly, the parties hereto agree as follows:

1.     Grant of Option.              The Company hereby grants to Optionee, an Option to purchase  400,000 shares (“Shares”) of its Common Stock in the manner and subject to the conditions provided hereinafter.

2.    Vesting and Exercise.

(a)   The Shares underlying the Option shall vest at the time of and shall have an exercise price (the “Option Exercise Price”) as set forth in Exhibit A attached hereto, which is the Fair Market Value or higher of a share of Common Stock on the Grant Date. The Option shall vest proportionately in the periods prior to each vesting date. To the extent that such portion of the Option has become vested and is exercisable as provided herein, the Option may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein and in accordance with Sections 6.3(c) and 6.3(d) of the Plan, including, without limitation, by the filing of any written form of exercise notice as may be required by the Committee and payment in full of the Option Exercise Price multiplied by the number of shares of Common Stock underlying the portion of the Option exercised. Upon expiration of the Option, the Option shall be canceled and no longer exercisable.

(b)  (i) At the election of the Optionee and with the approval of the Committee, all or any part of the Option that has vested and have not been earlier terminated may be exercised in lieu of making the cash payment to the Company of the aggregate Option Exercise Price by electing instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (“Cashless Exercise”):

Net Number = (A x (B - C))/B

(ii)         For purposes of the foregoing formula:

A= the total number of shares with respect to which the Option is then being exercised.
B= the last reported sale price (as reported by Bloomberg) of the Common Stock on the trading day immediately preceding the date of the date of receipt by the Company of the exercise representation letter attached hereto as Exhibit B (the “Exercise Representation Letter”).
C= the Option Exercise Price then in effect at the time of such exercise.

3.     Time of Exercise of Option.            Except as otherwise provided in this Agreement, any portion of the Option which has vested may be exercised; provided, however, no portion of the Option may be exercised 5 years after their respective date of vesting (“Vesting Expiration Date”) and any portion of the Option that has not been exercised on or prior to the Vesting Expiration Date shall be automatically forfeited and of no further effect without any action by the Company or the Committee (a “Vesting Expiration”).

4.     Method of Exercise.       All or a portion of the Option may be exercised by payment of the Option Exercise Price in cash or Cashless Exercise by the Optionee, unless another form of payment is authorized by the Committee. In the event of payment of the Option Exercise Price by check, the Option shall not be considered exercised until receipt of cleared funds by the Company upon deposit of the check.

5.     Restrictions on Exercise and Delivery.        Exercise of the Option, or any portion thereof, shall be subject to the conditions set forth below as determined by the Committee in its sole and absolute discretion:

(a)   the satisfaction of any withholding tax or other withholding liabilities, is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of Shares pursuant thereto,

(b)   the listing, registration, or qualification of any Shares deliverable upon such exercise is desirable or necessary, under any state or federal law, as a condition of, or in connection with, such exercise or the delivery or purchase of Shares pursuant thereto, or

(c)   the consent or approval of any regulatory body is necessary or desirable as a condition of, or in connection with, such exercise or the delivery or purchase of any Shares pursuant thereto,

then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. Optionee shall execute such documents and take such other actions as are required by the Committee to enable it to effect or obtain such withholding, listing, registration, qualification, consent or approval. Neither the Company nor any officer or director, or member of the Committee, shall have any liability with respect to the non-issuance of any portion of the Shares on exercise or failure to sell any Shares as the result of any suspensions of exercisability imposed pursuant to this Section.

6. Expiration of Option.         Notwithstanding any other provision in this Agreement, to the extent not previously exercised, the Option (or the relevant portion thereof) shall terminate upon the first to occur of any of the following events (the “Expiration Date”):

(a)   the dissolution or liquidation of the Company;

(b)  at the time of a breach by Optionee of any material provision of the Optionee’s Employment Agreement with the Company or any other written agreement between the Optionee and the Company; or

(c)   any portion of the Option that terminate pursuant to a Vesting Expiration.

7.    Termination of Service. Notwithstanding any other provision in this Agreement, if the Optionee’s employment terminates, any portion of the Option which has vested shall expire on the earliest of the following occasions (or such later date as the Committee may determine):

(a)   the Expiration Date;

(b)  the date three (3) months after the termination of the Optionee’s employment for any reason other than for Cause (including Disability (as defined in Section 22(e)(3) of the Internal Revenue Code), death and retirement);

(c)   the date of the Optionee’s termination of employment for Cause (as such term is defined in the Optionee’s Employment Agreement with the Company, or if no Employment Agreement has been executed, as defined herein).

After the date Optionee’s employment terminates, the Optionee (or in the case of the Optionee’s death or Disability, the Optionee’s representative) may exercise all or any portion of the Option which has vested at any time before its (i) expiration under the preceding sentence or (ii) termination by operation of any of the events in paragraph 5 hereof. When the Optionee’s employment terminates, any portion of this Option which has not vested shall expire immediately without any further action by the Committee or the Company.

8.    Assignability.   This Option may not be sold, pledged, assigned or transferred (except by will or the laws of descent and distribution) unless with the written consent of the Company.

9.    Representation Letter.     Upon exercise of all or any part of the Option, the Optionee will deliver to the Company the Exercise Representation Letter substantially the same as the one set forth on Exhibit B hereto, as such Exhibit may be amended by the Committee from time to time. Optionee also agrees to make such other representations as are deemed necessary or appropriate by the Company and its counsel.

10.  Rights as Shareholder.  Neither Optionee nor his or her executor, administrator, heirs or legatees, shall be, or have any rights or privileges of a shareholder of the Company in respect of the Shares unless and until certificates representing such Shares shall have been issued in Optionee's name.

11.  No Right of Employment.           Neither the grant nor exercise of any Option nor anything in the Plan or this Agreement shall impose upon the Company any obligation to employ or continue to employ any Optionee. The right of the Company to terminate any employee shall not be diminished or affected because an Option has been granted to such employee.

12.  Mandatory Arbitration.             In the event of any dispute between the Company and Optionee regarding this Agreement, the dispute and any issue as to the arbitrability of such dispute, shall be settled to the exclusion of a court of law, by arbitration in New York City, New York by a panel of three arbitrators (each party shall choose one arbitrator and the third shall be chosen by the two arbitrators so selected) in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. The decision of a majority of the arbitrators shall be final and binding upon the parties. All costs of the arbitration and the fees of the arbitrators shall be allocated between the parties as determined by a majority of the arbitrators, it being the intention of the parties that the prevailing party in such a proceeding be made whole with respect to its expenses.

13.  The Company’s Rights. The existence of the Option shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

14.  Optionee. Whenever the word “Optionee” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Committee, to apply to the estate, personal representative, beneficiary to whom the Option or Shares may be transferred by will or by the laws of descent and distribution, or another permitted transferee, the word “Optionee” shall be deemed to include such person.

15.  Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is provided to Optionee with this Agreement as Exhibit C.

16.  Section 409A Compliance. To the extent applicable, the Board or the Committee may at any time and from time to time amend, in whole or in part, any or all of the provisions of this Agreement (in a manner determined by the Board or Committee in its sole discretion) solely to comply with Section 409A of the Code and the regulations promulgated thereunder, subject to the terms and conditions of the Plan.

17.  Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to the Optionee at the address contained in the records of the Company, or addressed to the Committee, care of the Company to the attention of its Corporate Secretary at its principal office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

18.  Binding Effect. This Agreement shall be binding upon and inure to the benefit of Optionee, his heirs and successors, and of the Company, its successors and assigns.

19.  Governing Law. This Agreement shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of laws.

20.  Descriptive Headings.     Titles to Sections are solely for informational purposes.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement is effective as of, and the date of grant shall be February 13, 2010.

CHINA INFRASTRUCTURE CONSTRUCTION CORPORATION,
a Colorado corporation

By:	Yiru Shi
Its:	Chief Financial Officer

OPTIONEE

Rong Yang

EXHIBIT A

VESTING SCHEDULE AND OPTION EXERCISE PRICE

Number of Shares	Vesting Date	Exercise Price per Share
200,000	February 13, 2011	$3.9
200,000	February 13, 2012	$3.9

EXHIBIT B

______________, 20___

China Infrastructure Construction Corporation

Re:          Stock Option Exercise

To Whom It May Concern:

I (the “Optionee”) hereby exercise my right to purchase ________ shares of common stock (the “Shares”) of China Infrastructure Construction Corporation, a Colorado corporation (the “Company”), pursuant to, and in accordance with, an option agreement dated _______________, 20__ (the “Agreement”). As provided in such Agreement, I deliver herewith payment as set forth in the Agreement in the amount of the aggregate option exercise price. Please deliver to me at my address as set forth above stock certificates representing the subject shares registered in my name.

The Optionee hereby represents and agrees as follows:

1.            The Optionee acknowledges receipt of a copy of the Agreement. The Optionee has carefully reviewed the Agreement.

2.            The Optionee is a resident of __________.

3.            The Optionee represents and agrees that if the Optionee is an “affiliate” (as defined in Rule 144 under the Securities Act of 1933) of the Company at the time the Optionee desires to sell any of the Shares, the Optionee will be subject to certain restrictions under, and will comply with all of the requirements of, applicable federal and state securities laws.

The foregoing representations and warranties are given on ________ at _____________________.

___ Optionee encloses a check in the amount of $ ______________ for the payment of the aggregate amount of the Option Exercise Price.

___ Optionee elects a Cashless Exercise for __________Option Shares.

OPTIONEE:

Exhibit C

China Infrastructure Construction Corporation 2010 Stock Incentive Plan

SCHEDULE A

The following terms used but not defined in the Agreement and defined in the Plan have been provided below for the convenience of the Participant but are qualified in their entirety by the full text of such terms in the Plan.

A.         “Acquisition Event” means a merger or consolidation in which the Company is not the surviving entity, any transaction that results in the acquisition of all or substantially all of the Company’s outstanding Common Stock by a single person or entity or by a group of persons and/or entities acting in concert, or the sale or transfer of all or substantially all of the Company’s assets.

B.         “Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company; (d) any corporation, trade or business (including, without limitation, a partnership or limited liability company) which directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any of its Affiliates has a material equity interest and which is designated as an “Affiliate” by resolution of the Committee; provided that the Common Stock subject to any Award constitutes “service recipient stock” for purposes of Section 409A of the Code or otherwise does not subject the Award to Section 409A of the Code.

C.         “Appreciation Award” means any Award under this Plan of any Stock Option, Stock Appreciation Right or Other Stock-Based Award, provided that such Other Stock-Based Award is based on the appreciation in value of a share of Common Stock in excess of an amount equal to at least the Fair Market Value of the Common Stock on the date such Other Stock-Based Award is granted.

D.         “Award” means any award under this Plan of any Stock Option, Stock Appreciation Right, Restricted Stock, Performance Share, Other Stock-Based Award or Performance-Based Cash Awards. All Awards shall be granted by, confirmed by, and subject to the terms of, a written agreement executed by the Company and the Participant.

E.         “Board” means the Board of Directors of the Company.

F.         “Cause” means with respect to a Participant’s Termination of Employment or Termination of Consultancy from and after the date hereof, the following: (a) in the case where there is no employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award (or where there is such an agreement but it does not define “cause” (or words of like import)), termination due to: (i) a Participant’s conviction of, or plea of guilty or nolo contendere to, a felony; (ii) perpetration by a Participant of an illegal act, or fraud which could cause significant economic injury to the Company; (iii) continuing willful and deliberate failure by the Participant to perform the Participant’s duties in any material respect, provided that the Participant is given notice and an opportunity to effectuate a cure as determined by the Committee; or (iv) a Participant’s willful misconduct with regard to the Company that could have a material adverse effect on the Company; or (b) in the case where there is an employment agreement, consulting agreement, change in control agreement or similar agreement in effect between the Company or an Affiliate and the Participant at the time of the grant of the Award that defines “cause” (or words of like import), “cause” as defined under such agreement; provided, however, that with regard to any agreement under which the definition of “cause” only applies on occurrence of a change in control, such definition of “cause” shall not apply until a change in control actually takes place and then only with regard to a termination thereafter. With respect to a Participant’s Termination of Directorship, “cause” means an act or failure to act that constitutes cause for removal of a director under applicable Delaware law.

G.         “Change in Control” has the meaning set forth in Section 13.2 of the Plan.

H.         “Change in Control Price” has the meaning set forth in Section 13.1 of the Plan.

I.           “Code” means the Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

J.         “Committee” means: (a) with respect to the application of this Plan to Eligible Employees and Consultants, a committee or subcommittee of the Board appointed from time to time by the Board, which committee or subcommittee shall consist of two or more non-employee directors, each of whom shall be (i) a “non-employee director” as defined in Rule 16b-3; (ii) to the extent required by Section 162(m) of the Code, an “outside director” as defined under Section 162(m) of the Code; and (iii) an “independent director” for purposes of the applicable stock exchange rules; and (b) with respect to the application of this Plan to Non-Employee Directors, the Board. To the extent that no Committee exists that has the authority to administer this Plan, the functions of the Committee shall be exercised by the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 or Section 162(m) of the Code, such noncompliance shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.

K.         “Common Stock” means the common stock, no par value, of the Company.

L.          “Company” means China Infrastructure Construction Corporation, a Colorado corporation, and its successors by operation of law.

M.        “Consultant” means any individual or entity who provides bona fide consulting or advisory services to the Company or its Affiliates pursuant to a written agreement, which are not in connection with the offer and sale of securities in a capital-raising transaction.

N.          “Disability” means with respect to a Participant’s Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, for Awards that are subject to Section 409A of the Code, Disability shall mean that a Participant is disabled under Section 409A(a)(2)(C)(i) or (ii) of the Code.

O.         “Effective Date” means the effective date of this Plan as defined in Article XVII.

P.         “Eligible Employees” means each employee of the Company or an Affiliate.

Q.         “Exchange Act” means the Securities Exchange Act of 1934, as amended. Any references to any section of the Exchange Act shall also be a reference to any successor provision.

R.         “Fair Market Value” means, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date and except as provided below, the last sales price reported for the Common Stock on the applicable date: (a) as reported on the principal national securities exchange in the United States on which it is then traded, or (b) if the Common Stock is not traded, listed or otherwise reported or quoted, the Committee shall determine in good faith the Fair Market Value in whatever manner it considers appropriate taking into account the requirements of Section 409A of the Code. For purposes of the grant of any Award, the applicable date shall be the trading day immediately prior to the date on which the Award is granted. For purposes of the exercise of any Award, the applicable date shall be the date a notice of exercise is received by the Committee or, if not a day on which the applicable market is open, the next day that it is open.

S.          “Family Member” means “family member” as defined in Section A.1.(5) of the general instructions of Form S-8.

T.          “GAAP” has the meaning set forth in Section 11.2(c)(ii).

U.         “Incentive Stock Option” means any Stock Option awarded to an Eligible Employee of the Company, its Subsidiaries and its Parent (if any) under this Plan intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

V.         “Non-Employee Director” means a director of the Company who is not an active employee of the Company or an Affiliate.

W.        “Non-Qualified Stock Option” means any Stock Option awarded under this Plan that is not an Incentive Stock Option.

X.         “Other Stock-Based Award” means an Award under Article X of this Plan that is valued in whole or in part by reference to, or is payable in or otherwise based on, Common Stock, including, without limitation, a restricted stock unit or an Award valued by reference to an Affiliate.

Y.          “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

Z.          “Participant” means an Eligible Employee, Non-Employee Director or Consultant to whom an Award has been granted pursuant to the Plan.

AA.       “Performance-Based Cash Award” means a cash Award under Article XI of this Plan that is payable or otherwise based on the attainment of certain pre-established performance goals during a Performance Period.

BB.      “Performance Goals” mean such performance goals as determined in writing by the Committee.

CC.      “Performance Period” means the duration of the period during which receipt of an Award is subject to the satisfaction of performance criteria, such period as determined by the Committee in its sole discretion.

DD.       “Performance Share” means an Award made pursuant to Article IX of this Plan of the right to receive Common Stock or cash of an equivalent value at the end of a specified Performance Period.

EE.        “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, incorporated organization, governmental or regulatory or other entity.

FF.        “Plan” means this China Infrastructure Construction Corporation 2010 Stock Incentive Plan, as amended from time to time.

GG.      “Reference Stock Option” has the meaning set forth in Section 7.1 of the Plan.

HH.      “Restricted Stock” means an Award of shares of Common Stock under this Plan that is subject to restrictions under Article VIII.

II.          “Restriction Period” has the meaning set forth in Subsection 8.3(a) of the Plan.

JJ.        “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

KK.      “Section 162(m) of the Code” means the exception for performance-based compensation under Section 162(m) of the Code and any applicable Treasury regulations thereunder.

LL.       “Section 409A of the Code” means the nonqualified deferred compensation rules under Section 409A of the Code and any applicable Treasury regulations thereunder.

MM.     “Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Any reference to any section of the Securities Act shall also be a reference to any successor provision.

NN.      “Stock Appreciation Right” means the right pursuant to an Award granted under Article VII. A Tandem Stock Appreciation Right shall mean the right to surrender to the Company all (or a portion) of a Stock Option in exchange for cash or a number of shares of Common Stock (as determined by the Committee, in its sole discretion, on the date of grant) equal to the difference between (a) the Fair Market Value on the date such Stock Option (or such portion thereof) is surrendered, of the Common Stock covered by such Stock Option (or such portion thereof), and (b) the aggregate exercise price of such Stock Option (or such portion thereof). A Non-Tandem Stock Appreciation Right shall mean the right to receive cash or a number of shares of Common Stock (as determined by the Committee, in its sole discretion, on the date of grant) equal to the difference between (i) the Fair Market Value of a share of Common Stock on the date such right is exercised, and (ii) the aggregate exercise price of such right, otherwise than on surrender of a Stock Option.

OO.      “Stock Option” or “Option” means any option to purchase shares of Common Stock granted to Eligible Employees, Non-Employee Directors or Consultants granted pursuant to Article VI of the Plan.

PP.       “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

QQ.      “Ten Percent Stockholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.

RR.      “Termination” means a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

SS.       “Termination of Consultancy” means: (a) that the Consultant is no longer acting as a consultant to the Company or an Affiliate; or (b) when an entity which is retaining a Participant as a Consultant ceases to be an Affiliate unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that a Consultant becomes an Eligible Employee or a Non-Employee Director upon the termination of his or her consultancy, unless otherwise determined by the Committee, in its sole discretion, no Termination of Consultancy shall be deemed to occur until such time as such Consultant is no longer a Consultant, an Eligible Employee or a Non-Employee Director. Notwithstanding the foregoing, the Committee may, in its sole discretion, otherwise define Termination of Consultancy in the Award agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Consultancy thereafter.

TT.       “Termination of Directorship” means that the Non-Employee Director has ceased to be a director of the Company; except that if a Non-Employee Director becomes an Eligible Employee or a Consultant upon the termination of his or her directorship, his or her ceasing to be a director of the Company shall not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or Termination of Consultancy, as the case may be.

UU.       “Termination of Employment” means: (a) a termination of employment (for reasons other than a military or personal leave of absence granted by the Company) of a Participant from the Company and its Affiliates; or (b) when an entity which is employing a Participant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that an Eligible Employee becomes a Consultant or a Non-Employee Director upon the termination of his or her employment, unless otherwise determined by the Committee, in its sole discretion, no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, a Consultant or a Non-Employee Director. Notwithstanding the foregoing, the Committee may, in its sole discretion, otherwise define Termination of Employment in the Award agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Employment thereafter.

VV.      “Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in a Person), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in a Person) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferrable” shall have a correlative meaning